As filed with the Securities and Exchange Commission on June 18, 2008	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1223280 (I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Third Restated 2002 Stock Incentive Plan of Costco Wholesale Corporation

(Full title of the plan)

Richard J. Olin

Vice President and General Counsel

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer [x ]	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.005 par value	8,000,000	$68.20	$545,600,000	$21,442.08

(1) Calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Act”) based on the closing price of the registrant’s common stock on The Nasdaq Global Market on June 12, 2008 as determined in accordance with Rule 457(c) under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION

STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Costco Wholesale Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended September 2, 2007;
(b)	Quarterly Report on Form 10-Q for the quarters ended November 25, 2007; February 17, 2008; and May 11, 2008.
(c)	Current Reports on Form 8-K filed November 13, 2007; January 29, 2008; and April 30, 2008; and
(d)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, and any amendments or reports filed for the purpose of updating these descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporation Act (the “Corporation Act”) provides that the personal liability of directors to a corporation imposed by section 23B.08.310 of the Corporation Act may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. In Article VI of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of a director for (i) acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director; (ii) for conduct violating Section 23B.08.310 of the Corporation Act; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation shall have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations or indemnification contained in Section 23B.08.510 to 550 of the Corporation Act, provided that no such indemnity shall indemnify any director from or on account of : (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director finally adjudged to be in violation of Corporation Act section 23B.08.310; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Article 10 of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors as set forth in Article VII of the Amended and Restated Articles of Incorporation. Article 10 of the Bylaws further provides that the Registrant may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to officers, employees and agents of the corporation with the same scope and effect as the provisions of Article VII of the Articles of Incorporation with respect to the indemnification and advancement of expenses of directors of the corporation or pursuant to rights provided by the Corporation Act or otherwise.

The Registrant has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is included as Annex A to Schedule 14A filed December 13, 1999, and is incorporated by reference into this registration statement. The indemnification agreements provide the Registrant’s directors and certain of its officers with indemnification to the maximum extent permitted by the Corporation Act. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to liability insurance policies maintained by the Registrant for this purpose.

The above discussion of the Corporation Act and the Registrant’s Bylaws and Amended, Restated Articles of Incorporation, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Bylaws, Articles of Incorporation, and agreements.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Third Restated 2002 Stock Incentive Plan (Incorporated by reference to Appendix A to Schedule 14A of Costco Wholesale Corporation filed on December 18, 2007).
5.1	Opinion of Heller Ehrman LLP.
23.1	Consent of Heller Ehrman LLP (Included in its opinion filed as Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney (Included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on this 17th day of June, 2008.

Costco Wholesale Corporation

By: /s/ Richard A Galanti

Richard A. Galanti

Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Richard A. Galanti or Richard J. Olin, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 17, 2008.

/s/ Jeffrey H. Brotman Jeffrey H. Brotman Chairman of the Board of Directors
/s/ James D. Sinegal James D. Sinegal President, Chief Executive Officer and Director
/s/ Richard A. Galanti Richard A. Galanti Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Richard D. DiCerchio Richard D. DiCerchio Senior Executive Vice President, Chief Operating Officer – Global Operations, Distribution and Construction and Director
_________________________ Dr. Benjamin S. Carson, Sr., M.D. Director
/s/s Hamilton E. James Hamilton E. James Director
/s/ Richard M. Libenson Richard M. Libenson Director
_______________________ John W. Meisenbach Director
/s/ Charles T. Munger Charles T. Munger Director
/s/ Jill S. Ruckelshaus Jill S. Ruckelshaus Director
/s/ Daniel J. Evans Daniel J. Evans Director

/s/ William H. Gates William H. Gates Director
/s/ Susan L. Decker Susan L. Decker Director
/s/ David S. Petterson David S. Petterson Senior Vice President and Corporate Controller (Principal Accounting Officer)

Exhibit Index

Exhibit Number	Exhibit
4.1	Third Restated 2002 Stock Incentive Plan (Incorporated by reference to Appendix A to Schedule 14A of Costco Wholesale Corporation filed on December 18, 2007).
5.1	Opinion of Heller Ehrman LLP.
23.1	Consent of Heller Ehrman LLP (Included in its opinion filed as Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney (Included on the signature page of this Registration Statement).

Exhibit 5.1

June 17, 2008

The Board of Directors

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to Costco Wholesale Corporation, a Washington corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 8,000,000 shares (the “Shares”) of common stock, par value $.0067 (the Common Stock), issuable by the Company under Third Restated 2002 Equity Incentive Plan (the “Plan”).

We have reviewed, among other things, the Company’s Articles of Incorporation and Bylaws, each as amended, the Plan and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Plan. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Plan has been duly authorized and, when issued pursuant to awards granted and exercised in accordance with the Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.

We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ HELLER EHRMAN LLP

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to the use of our reports dated October 24, 2007 with respect to the consolidated balance sheets of Costco Wholesale Corporation as of September 2, 2007 and September 3, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52-week period ended September 2, 2007, the 53-week period ended September 3, 2006 and the 52-week period ended August 28, 2005, and the effectiveness of internal control over financial reporting as of September 2, 2007, incorporated herein by reference.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective August 29, 2005, the beginning of the Company’s fiscal year ended September 3, 2006.

/s/ KPMG LLP

Seattle, Washington

June 17, 2008